Exhibit 99.1

April 25, 2018

Echo Global Logistics Reports Record First Quarter Revenue; Up 39% Year over Year
CHICAGO, April 25, 2018 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended March 31, 2018.
"Continued tight capacity and higher rates drove another record quarter for Echo," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "While revenue growth rates accelerated for the fifth consecutive quarter, we were able to maintain margin and deliver record earnings by continuing to leverage our access to capacity, technology, and our talented people across all segments of the market."

First Quarter 2018 Highlights

•	Revenue increased 38.8% to $577.1 million from the first quarter of 2017

•	Truckload ("TL") (includes Partial TL) revenue increased 42.9% and less than truckload ("LTL") revenue increased 29.3% from the first quarter of 2017

•	Managed Transportation revenue increased 49.8% to $124.0 million and Transactional revenue increased 36.1% to $453.1 million from the first quarter of 2017

•	Net revenue(1) increased 34.1% to $99.9 million from the first quarter of 2017

•	Net income was $4.7 million in the first quarter of 2018, compared to a net loss of $2.9 million in the first quarter of 2017

•	Fully diluted EPS increased to $0.17 in the first quarter of 2018; non-GAAP fully diluted EPS(1) increased to $0.40 in the first quarter of 2018

•	Adjusted EBITDA(1) grew 119.5% to $22.0 million, compared to $10.0 million in the first quarter of 2017
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(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Summarized financial results and select operating metrics follow:

	Three Months Ended March 31,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Transactional revenue	$453.1	$333.0	36.1%
Managed Transportation revenue	124.0	82.8	49.8%
Revenue	577.1	415.8	38.8%

Transportation costs	477.2	341.3	39.8%
Net revenue (1)	99.9	74.5	34.1%

Commission expense	30.2	22.4	35.0%
Change in contingent consideration	0.1	0.1	(45.3)%
Stock compensation expense	2.5	2.7	(5.3)%
Other selling, general and administrative	47.8	42.1	13.4%
Selling, general and administrative expenses	80.5	67.2	19.8%

Depreciation	5.7	4.5	26.9%
Amortization	3.2	3.6	(9.3)%
Depreciation and amortization	8.9	8.0	10.8%

Income (Loss) from operations	10.5	(0.8)	NM

Cash interest expense	1.7	1.7	0.5%
Non-cash interest expense	2.1	2.0	5.9%
Interest expense, net	3.8	3.6	3.5%
Income (Loss) before provision for income taxes	6.7	(4.4)	NM
Income tax (expense) benefit	(2.0)	1.5	NM
Net income (loss)	$4.7	$(2.9)	NM

Fully diluted earnings (loss) per share	$0.17	$(0.10)	NM
Diluted shares(1)(2)	27.7	28.2
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.
(2)For the three months ended March 31, 2017, 423,796 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,579,093.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended March 31,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Revenue	$577.1	$415.8	38.8%
Transportation costs	477.2	341.3	39.8%
Net revenue (1)	$99.9	$74.5	34.1%

Net income (loss)	$4.7	$(2.9)	NM
Depreciation	5.7	4.5	26.9%
Amortization	3.2	3.6	(9.3)%
Non-cash interest expense	2.1	2.0	5.9%
Cash interest expense	1.7	1.7	0.5%
Income tax expense (benefit)	2.0	(1.5)	NM
EBITDA (1)	$19.4	$7.3	167.3%
Change in contingent consideration	0.1	0.1	(45.3)%
Stock compensation expense	2.5	2.7	(5.3)%
Adjusted EBITDA (1)	$22.0	$10.0	119.5%

Fully diluted earnings (loss) per share	$0.17	$(0.10)	NM
Change in contingent consideration	0.00	0.00	(43.7)%
Amortization	0.12	0.13	(6.5)%
Non-cash interest expense	0.08	0.07	9.2%
Stock compensation expense	0.09	0.09	(2.4)%
Tax effect of adjustments	(0.06)	(0.10)	43.8%
Non-GAAP fully diluted EPS (1)(2)	$0.40	$0.09	345.6%

Operating Metrics
Net revenue margin	17.3%	17.9%	(60)	bps
Total employees	2,507	2,415	3.8%
Sales employees and agents	1,684	1,643	2.5%
Truckload (TL) revenue %	69.4%	67.4%	197	bps
Less than truckload (LTL) revenue %	25.5%	27.4%	(187)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.
(2)For the three months ended March 31, 2017, 423,796 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,579,093.

2018 Second Quarter and Full Year Guidance
“We expect revenue for the second quarter to be between $580 million and $620 million and we are increasing our full year 2018 revenue guidance range to $2.25 billion to $2.40 billion,” said Kyle Sauers, Chief Financial Officer of Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on April 25, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 8279824. The audio replay will be available through May 2, 2018.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. EBITDA is defined as net income (loss) excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted earnings (loss) per share excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017
In thousands, except per share data	(unaudited)
Revenue	$577,091	$415,752

Costs and expenses:
Transportation costs	477,168	341,254
Selling, general and administrative expenses	80,518	67,237
Depreciation and amortization	8,905	8,038
Income (Loss) from operations	10,500	(777)
Interest expense	(3,750)	(3,624)
Income (Loss) before provision for income taxes	6,749	(4,401)
Income tax (expense) benefit	(2,023)	1,529
Net income (loss)	$4,727	$(2,872)

Basic earnings (loss) per share	$0.17	$(0.10)
Diluted earnings (loss) per share	$0.17	$(0.10)
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
In thousands	(unaudited)
Cash and cash equivalents	$32,603	$23,515
Accounts receivable, net of allowance for doubtful accounts	345,727	309,733
Other current assets	14,789	15,053
Total noncurrent assets	487,078	489,778
Total assets	$880,197	$838,079

Accounts payable	$226,138	$193,749
Other current liabilities	40,295	40,579
Convertible notes, net	212,831	210,919
Other noncurrent liabilities	34,831	33,960
Stockholders’ equity	366,101	358,872
Total liabilities and stockholders’ equity	$880,197	$838,079
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2018	2017
In thousands	(unaudited)
Net cash provided by operating activities	$17,684	$13,865
Net cash used in investing activities	(7,612)	(4,045)
Net cash used in financing activities	(984)	(2,211)
Increase in cash and cash equivalents	9,088	7,609
Cash and cash equivalents, beginning of period	23,515	16,646
Cash and cash equivalents, end of period	$32,603	$24,255

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132